Executive Severance Plan (“ESP”)

Plan Administration:
•For Chief Executive Officer (CEO) and Executive and Senior Vice Presidents reporting to the CEO – By the Executive Compensation and Development Committee (“Committee”)
•For Covered Participants not reporting to the CEO – By the Executive Vice President and Chief People Officer (CPO) and the CEO

Effective Date: June 20, 2016, revised September 22, 2023

Covered Participants (“Executive”): U.S-based Executives (as set out below) who do not have employment agreements, subject to approval by the Committee, or in the case of Tier III by the CPO and the CEO
•Tier I Executive –Chief Executive Officer (CEO)
•Tier II Executive–Executive Vice Presidents (EVPs)
•Tier III Executive –Senior Vice Presidents (SVPs), Group Vice Presidents (GVPs) and Corporate Vice Presidents (CVPs)

Severance Trigger: Involuntary termination without “Cause,” whether or not in connection with a change in control (“CIC”)1, and for Tiers I and II, “constructive discharge.” Involuntary termination means any termination of employment of an Executive initiated by the Company because the Company determines in its sole discretion to eliminate or otherwise restructure the Executive’s position and such termination is (a) not for Cause as defined herein; or (b) due to the sale of a facility, division, or subsidiary and the Executive is not offered Substantially Equivalent Employment by the purchaser.

If in connection with a CIC, “constructive discharge” also applies to Tier III.
1 For purposes of this Executive Severance Plan, “Change in Control” is used as defined in the 2022 Omnibus Stock and Long-Term Incentive Plan.

Definition of Cause: (A)Executive’s refusal or willful and continued failure to substantially perform Executive’s material duties to the best of Executive’s ability (for reasons other than death or disability), in any such case after written notice thereof and your failure to remedy such refusal or failure; (B) Executive’s gross negligence in the performance of Executive’s material duties; (C) any act of fraud, misappropriation, material dishonesty, embezzlement, willful misconduct or similar conduct; (D) Executive’s conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; (E) Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment or disrepute; or (F) Executive’s material and willful violation of any of the Company’s reasonable rules, regulations, policies, directions and restrictions.

Definition of Constructive Discharge: (A)any material reduction of Executive’s base salary or total compensation opportunity other than a general reduction in base salary and/or total compensation opportunity that affects all substantially similar executives in substantially the same proportion; (B) a material and adverse change to, or a material reduction of, Executive’s duties and responsibilities to the Company (other than temporarily while you are physically or mentally incapacitated, or as required by applicable law); or (C) the relocation of Executive’s primary office to any location more than fifty (50) miles from the Company’s principal executive offices, resulting in a materially longer commute for Executive. An Executive cannot terminate their employment based on Constructive Discharge unless they have provided written notice to the Company of the existence of the circumstances providing grounds for termination based on Constructive Discharge within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate their employment based on Constructive Discharge within 60 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived their right to terminate their employment based on Constructive Discharge.

Definition of Substantially Equivalent Employment: means, as compared to Executive’s employment with the Company, employment offered with (a) the same or greater rate of base pay or salary, (b) the same or less than a 50% change in job role and responsibilities, (c) equivalent or higher bonus opportunity as the bonus opportunity for the year preceding the year in which the termination occurs, (d) an opportunity to participate in a benefits plan; and (e) a principal work location that is no more than fifty (50) miles from Executive’s principal work location immediately prior to termination. If the Executive is terminated for "Cause" as defined herein, the Executive will not be eligible to receive Severance Pay or Benefits.

Severance Benefits Absent a CIC: In the event a participant is involuntarily terminated without “cause,” or “constructively discharged” if a Tier I or II participant, the following benefits would be provided:
•Cash Severance–To be paid in a lump sum:
•Tier I – 24 months of base salary
•Tier II – One month of base salary for each year of employment, subject to a minimum of 12 months and a maximum of 18 months
•Tier III – One month of base salary for each year of employment, subject to a minimum of 6 months and a maximum of 12 months

•Pro Rata Bonus – If Executive is active for more than 9 months of the fiscal year, they would be entitled to a pro rata bonus based on actual performance and paid at the normal time
•Equity Treatment– For time-based awards, forfeiture per the award agreements; for performance share units (“PSUs”), prorated award based on actual performance and paid at the normal time
•Benefits Continuation– Continued health insurance for the number of months of the cash severance period, but not to exceed the 18-month COBRA period
•Premiums paid will be treated as taxable income; coverage ceases upon availability of coverage from new employment

Regardless of the amount of Executive’s severance, such severance benefits will be reduced by:
(a)The amount of any other severance or termination payments (if any) payable by the Company to the Executive under an employment contract or other arrangement on account of their employment with the Company; and
(b)Any payments required to be paid by the Company to the Executive under any local, federal or state law, including without limitation the Worker Adjustment retraining Notification Act of 1988, as amended, and statutory severance.

Severance Benefits in Connection With a CIC: In the event a participant is involuntarily terminated without “cause” or “constructively discharged” within 24 months of a CIC, the following benefits would be provided:
•Cash Severance–The maximum severance amount for each tier absent a CIC calculated including current target bonus (disregarding for this purpose any reduction that forms the basis for a constructive discharge event) and paid in a lump sum
•Pro-Rata Bonus–Pro rata bonus based on target and paid with cash severance
•Benefits Continuation–Same as absent a CIC
•Equity Treatment–Full acceleration of all unvested awards with PSUs vested at target
•Excise Tax Treatment–If severance payments and benefits result in an “excess parachute payment” triggering excise tax, “best net” treatment would apply, under which the parachute payment is either cut back to a level that does not trigger excise tax or the payment is made in full, depending on which approach delivers the highest after-tax value to the Executive.

Conditions to Severance: As follows:
•Signature and non-revocation of a release and waiver of claims in a form provided by the Company
•Compliance with restrictive covenants (see below)

Conditions of Ineligibility
The following circumstances will make an Executive ineligible for severance pay and benefits, as determined in the sole discretion of the Committee:
(a)you cease to be an eligible colleague/Executive, before the date the Company designates as your Separation Date;
(b)you fail to remain employed through your Separation Date (e.g., you die, retire, quit, resign or otherwise abandon your job on or before your Separation Date), unless the Company approves in writing such earlier termination of employment;
(c)the Company terminates you for any reason other than a termination in connection with the Plan;
(d)the Company offers you a position of comparable duties and pay within fifty (50) miles of your current job location in connection with or following your Separation Date, regardless of whether you accept the position;
(e)the Company offers you a position that results in a total cash compensation reduction of fifteen percent (15%) or less in connection with or following your Separation Date, regardless of whether you accept the position;
(f)your employment with the Company ends because of a sale of all or a portion of the Company, and you are offered a position of comparable responsibility and pay within fifty (50) miles of your current job location by the purchaser (or an affiliate) of the business sold, regardless of whether you accept the position;
(g)you fail to satisfy any transition assistance requests of the Company to the Company's satisfaction, such as locating files, returning Company equipment and property, preparing accounting records and/or repaying amounts you owe any vendor or contractor of the Company; or
(h)the Plan is terminated.

Restrictive Covenants: As follows:
•Non-Competition –For 12 months following date of termination absent a CIC
•Non-Solicitation (Customers and Employees) –For 12 months following date of termination
•Non-Disclosure –Perpetual
•Non-Disparagement –Perpetual

Notice Period for Benefit Changes: The Committee,in the case of the CEO and executives reporting to the CEO, and the CPO and CEO in the case of other executives, has authority to make changes to the provisions of the ESP; however, the ESP cannot be amended in a manner that would materially adversely affect in any way the amount, timing or circumstances of payment without the consent of an affected participant, unless required by law or on at least one year advance written notice. Additionally, once a participant is chosen to participate in the ESP, he/she can be removed from participation only on at least one year written notice.

Dispute Resolution: Any dispute, controversy or claim arising out of or related to this ESP shall be submitted to and decided by binding arbitration. Each party shall bear their own attorney’s fees incurred in connection with any dispute.

Amendment and Termination: The Company reserves the right to amend or terminate this ESP at any time, by providing at least 90 days advance written notice to each Executive.

Section 409A: The ESP is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the ESP, payments provided under the ESP may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the ESP that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the ESP shall be treated as a separate payment. Any payments to be made under the ESP upon a termination of employment shall only be made upon a "separation from service" under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the ESP comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.
Notwithstanding any other provision of the ESP, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Participant is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the ESP, if any payment or benefit is conditioned on the Participant's execution of a Separation Agreement and Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
At-Will Employment. The ESP does not alter the status of each Executive as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Executive the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Executive at any time, with or without Cause.

Successors. The ESP will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the ESP if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the ESP, the Company shall require any successor to the Company to expressly and unconditionally assume the ESP in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the ESP will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.